Control #:



           NEITHER  THIS  PROMISSORY  NOTE  NOR  ANY  OF  THE  RIGHTS  OR
           OBLIGATIONS EVIDENCED HEREBY HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE (THE "STATE LAWS"). NEITHER THIS PROMISSORY NOTE NOR ANY OF THE RIGHTS OR OBLIGATIONS EVIDENCED HEREBY MAY BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION OR THE AVAILABILITY OF AN APPLICABLE EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH ACT AND STATE LAWS EVIDENCED BY AN OPINION OF LEGAL COUNSEL, WHICH OPINION AND LEGAL COUNSEL ARE SATISFACTORY TO THE BORROWER.




                            SERIES B PROMISSORY NOTE
                            ------------------------

                             Palm Desert, California

1.     General
       -------

     FOR VALUE RECEIVED, PENN OCTANE CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to, a __________________________ (the "Holder"),
at the Holder's address set forth in Section 14 of the Purchase Agreement, dated as of even date herewith (the "Agreement"), between the Borrower and the Holder, pursuant to which this Promissory Note (the "Series B Note") is first being issued, or at such other address as the Holder may designate to the Borrower in writing for such purpose pursuant to Section 14 of the Agreement at least three Business Days (hereinafter defined) prior to the date fixed for such payment, the entire principal sum of ($), together with interest thereon, on the earlier of (i) December 15, 2001, (ii) a date determined by the Borrower within ten (10) Business Days after the closing of any Financing (as defined in Clause (i)(a) of Recital A to and Section 10 of the Agreement) in which the net proceeds to the Borrower equal or exceed the aggregate (the "Aggregate Amount") of the then unpaid principal of and the then accrued and unpaid interest on the (A) Series B Notes (as defined in the Agreement) held by the Investors (as defined in the Agreement), (B) Series A Notes (as defined in the Agreement), and (C) Additional Debt (as defined in the Agreement), or (iii) the occurrence of an Event of Default (hereinafter defined) (collectively, the "Maturity Date"), at which time all principal and any accrued and unpaid interest thereon shall be due and owing.


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
     In the event of the closing of a Financing in which the net proceeds to the Company do not equal or exceed the Aggregate Amount, on a date determined by the Borrower within ten (10) Business Days after such closing, the Borrower shall apply such net proceeds to prepay the then unpaid principal of and the then accrued and unpaid interest on the (i) Series B Notes held by the Investors,
(ii) Series A Notes, and (iii) Additional Debt, pro rata in accordance with the respective then unpaid principal amounts owed to each.

     This Series B Note shall accrue interest on unpaid principal from the date hereof at the rate of thirteen and one-half percent (13.5%) per annum, subject to adjustment as set forth herein and payable on March 31, 2001, June 15, 2001, September 15, 2001 and December 15, 2001 (or the Maturity Date, if earlier). Payment of this Note may be enforced by suit or other process of law. This Series B Note may be prepaid in whole or in part at any time prior to maturity without premium or penalty.

     All payments hereunder shall be payable in lawful money of the United States and shall be applied first against accrued and unpaid interest and then against unpaid principal. Any payments hereunder which otherwise would be due on a day which is not a Business Day shall instead be made on the next succeeding day which is a Business Day. For purposes of this Series B Note, the term "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, or in Palm Desert, California, are authorized by law or regulation to close.

     If the entire security interest referenced in Section 2.3 hereof is not perfected with the priority described in Schedule I attached on or before March 15, 2001, the interest rate hereunder shall be increased by 3% per annum for the period from and including March 15, 2001 to and including the date on which such security interest is so perfected. For purposes of this Section 1, a security interest will be deemed perfected when either (a) PMG Capital Corp. ("PMG"), as collateral agent, acting reasonably, is satisfied in its discretion and based on the advice of its counsel that such security interest has been validly perfected in accordance with all applicable laws with the priority specified in Schedule I attached hereto, or (b) the Borrower delivers to PMG, as collateral agent, a legal opinion, in form and substance satisfactory to PMG and upon which PMG and each holder of any Secured Obligations (as defined in Section 2.3 hereof) shall be permitted to rely, that the security interest has been validly perfected in accordance with all applicable laws with the priority specified in Schedule I attached hereto.

     If the registration statement (the "Registration Statement") contemplated by Section 3(a) of the Registration Rights Agreement (as defined in the Agreement) is not declared effective by the Securities and Exchange Commission (the "SEC") by March 31, 2001 or, if the Borrower is not then eligible to use Form S-3 for purposes of such Registration Statement, by April 30, 2001 (such date being hereinafter referred to as the "Required Registration Date"), then the interest rate hereunder shall be increased by 4% per annum for the period from and including the Required Registration Date to and including the date immediately preceding the date on which the Registration Statement is declared effective by the SEC. The interest rate hereunder shall also be increased by 4% per annum if the Registration Statement, having been declared effective by the SEC, does not remain effective during any period during which the Borrower is required to use its reasonable best efforts to keep such Registration Statement effective pursuant to the Registration Rights Agreement, with such increase being applicable from and including any date on which the Registration Statement is no longer effective and the Borrower is obligated under the Registration Rights Agreement to use its reasonable best efforts to keep it effective to and including the earlier of the date on which the Registration Statement is restored to effective status or the date on which the Borrower's obligation to use its reasonable best efforts to keep the Registration Statement effective expires or is suspended.

     2.     Remedies
            --------

     2.1     Events  of  Default  Defined.  The  Borrower  shall  be  in default
             -----------------------------
hereunder upon the occurrence of any of the following events of default ("Events of Default"): (i) the failure by the Borrower to make any payment when due hereunder and such failure shall have continued for a period of five (5) days after delivery by the Holder to the Borrower of written notice of such failure pursuant to Section 14 of the Agreement; (ii) the commencement by the Borrower of a voluntary case in a bankruptcy or insolvency proceeding or the entry of a decree or order by a court of competent jurisdiction adjudicating the Borrower a bankrupt (or the appointment of a receiver or trustee of the Borrower upon the application of any creditor in an insolvency or bankruptcy proceeding or other creditor's suit, which appointment is not terminated within sixty (60) days after the date of such appointment); (iii) the filing of a petition for reorganization, liquidation or arrangement against the Borrower under the Federal bankruptcy laws and such petition shall not have been dismissed within sixty (60) days after it was filed; (iv) the making of a general assignment for the benefit of its creditors by the Borrower; (v) the existence of any final, non-appealable judgment on any of the Series B Notes held by the Investors on account of the nonpayment thereof by the Borrower; (vi) the breach of any material representation, warranty or covenant (other than as described in the preceding clauses (i) through (v)) of the Borrower in the security agreement contemplated by Section 2.3 below if the Borrower fails to cure such breach within a period of fifteen (15) days following the delivery by the Holder to the Borrower of written notice of such breach pursuant to Section 14 of the Agreement; or (vii) the breach of any material representation, warranty or covenant of the Guarantor (as hereinafter defined) in the Guaranty or Pledge Agreement (as such terms are hereinafter defined) contemplated by Section 2.3 below if the Guarantor fails to cure such breach within a period of fifteen (15) days following the delivery by the Holder to the Guarantor of written notice of such breach pursuant to Section 13 of the Pledge Agreement.

     2.2     Enforcement  Costs.  If  any payment owing under this Series B Note
             -------------------
is not paid when due, whether at maturity or by acceleration or otherwise, the Borrower agrees to pay all reasonable costs of collection and such costs shall include, without limitation, all reasonable costs, attorneys' fees and expenses incurred by the Holder in connection with any insolvency, bankruptcy, reorganization, arrangement or similar proceedings involving the Borrower, which in any way affects the exercise by the Holder of the Holder's rights and remedies under this Series B Note.


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
     2.3     Security.
             --------

          a. The payment obligations of the Borrower hereunder and under the Series B Notes held by the Investors, the Series A Notes and the Additional Debt (collectively, the "Secured Obligations") are secured by a Guaranty dated January ___, 2001 (the "Guaranty") of Jerome B. Richter (the "Guarantor"), which Guaranty is with recourse only to certain shares of the Borrower's Common Stock owned by the Guarantor and pledged to secure the Guarantor's obligations under the Guaranty pursuant to the terms and provisions of a Pledge Agreement (the "Pledge Agreement") dated as of January ___, 2001 between the Guarantor and PMG as collateral agent for the holders of the Secured Obligations (the "Secured Noteholders").

          b. The Borrower shall grant to the Secured Noteholders the security interest described in Schedule I attached hereto.

     2.4     Remedies  Not  Waived.  No  delay  on the part of the Holder in the
             ---------------------
exercise of any right or remedy shall operate as a waiver thereto, and no single or partial exercise by Holder of any right or remedy shall preclude the further exercise thereof or the exercise of any other right or remedy.

     2.5     Other.  Except  to  the  extent  otherwise contemplated hereby, the
             -----
Borrower hereby waives presentment, demand, protest, notice of protest, dishonor and non-payment of this Series B Note and all notices of every kind and agrees that its liability hereunder shall be unconditional.

     3.     Assignability;  Binding  Effect.  The provisions of Section 9 and 15
            -------------------------------
of the Agreement are incorporated herein by this reference and made applicable to this Series B Note.

     4.     Severability.  Any  provision  in this Series B Note that is held to
            ------------
be inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in any other jurisdiction, and to this end the provisions of this Series B Note are declared to be severable.

     5.     Replacement  of  Series  B  Note.  Upon  receipt  by  the Company of
            --------------------------------
evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Series B Note and (in case of loss, theft or destruction) of an indemnity bond reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Series B Note, if mutilated, the Company will make and deliver to the Holder a new Series B Note of like tenor in lieu of this Series B Note.

     6.     Certain Restrictive Covenants.  For so long as this Series B Note is
            -----------------------------
outstanding,  the  Borrower  covenants and agrees that the Borrower will not pay
(i) cash management fees or cash bonuses to its officers or directors other than cash management fees or cash bonuses which are paid in accordance with past practices of the Borrower or are provided for in existing employment or other agreements or are customary for other companies in the Borrower's industry or are customary for persons having responsibilities similar to those in respect of which such cash management fees or cash bonuses are paid; or (ii) cash dividends on its issued and outstanding common stock. The answer to the question of whether a cash management fee or cash bonus is covered by the restrictions contained in Section 6(i) of this Series B Note shall be determined solely by the Borrower, acting in good faith.


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
     7.     Captions.  The descriptive headings of the various Sections or parts
            --------
of this Series B Note are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     8.     Governing  Law.  This  Series  B  Note  shall  be  governed  by, and
            --------------
construed in accordance with, the laws of the State of Delaware without giving effect to such state's conflicts of law provisions. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Delaware.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has caused this Series B Note to be executed by its duly authorized officer as of the date first above written.

                                       PENN  OCTANE  CORPORATION


                                   By:
                                      Ian T. Bothwell, Vice President and
                                      Chief  Financial  Officer

                                   Schedule I

                         Security Interest to be Granted
                         -------------------------------

1. Security interest in all inventory and accounts receivable of the Borrower, subordinate only to the prior security interest thereon held by RZB Finance L.L.C. and Bayerische Hypo-und Vereinsbank Aktiengeselischaft (collectively, "RZB").

2. Security interest in all other assets of the Borrower located in the United States of America, including without limitation all of the Borrower's right, title and interest to: a terminal facility in Brownsville, Texas (including eleven storage and mixing tanks, four mixed product truck loading racks, one specification product propane loading rack, two racks capable of receiving LPG delivered by truck, three railcar loading racks which permit loading and unloading of LPG by railcar and the rights under a lease for the 31+
                                                                               -
acres of real estate upon which such facility is located) (collectively the "Brownsville Terminal"); a 132-mile pipeline connecting Exxon Company, USA's King Ranch Gas Plant in Kleberg County, Texas and Duke Energy's La Gloria Gas Plant in Jim Wells County, Texas to the Brownsville Terminal; 21 million gallons of storage capacity in Markham, Texas; and two parallel pipelines running from the Brownsville Terminal to the United States/Mexico border (the "US Pipelines") and connecting to the Mexican Pipelines (as hereinafter defined). The foregoing security interest shall be senior to all other liens on such assets (other than liens for taxes not yet due and, in the case of the US Pipelines, for a contractor's lien in an amount not to exceed $1 million), and RZB shall execute an appropriate subordination and intercreditor agreement in form and substance reasonably satisfactory to PMG as collateral agent.

3. A security interest in all of the Borrower's right, title and interest to: a terminal facility in Matamoros, Mexico (including three storage tanks, ten specification product truck loading racks for LPG product and approximately 35+ acres upon which such facility is located (the "Matamoros Terminal") and two
  -
parallel pipelines running from the Matamoros Terminal to the Mexico/United States border (the "Mexican Pipelines") and connecting to the US Pipelines. The foregoing security interest shall be senior to all other liens on such assets (other than liens for taxes not yet due), and RZB shall execute an appropriate subordination and intercreditor agreement in form and substance reasonably satisfactory to PMG as collateral agent.

4. For purposes of this Schedule I and the Series B Note to which it is attached, the assets described in the Items 1-2 hereof are referred to as the "American Assets" and the assets described in Item 3 hereof are referred to as the "Mexican Assets."


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